Exhibit 99.1

ALTA MESA HOLDINGS, LP

RESERVE REPORT

JUNE 30, 2013

The following internally prepared estimate of reserves and future revenue of Alta Mesa Holdings, LP (“the Company,” “we,” “us”) have been prepared in accordance with the definitions and regulations of the SEC and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas.  Proved Reserves included herein conform to the definition as set forth in the Securities and Exchange Commission Regulation S-X Part 210.4-10 (a) as revised and adopted effective January 1, 2010.

The following table sets forth the Company’s estimates of the net reserves and future net revenue, as of June 30, 2013:

	Net Reserves			Future Net Revenue (M$)
	Oil	NGL	Gas		Present Worth
Category	(MBBL)	(MBBL)	(MMCF)	Total	at 10%

Proved Developed Producing	12,247	1,090	86,056	909,103	654,399
Proved Developed Non-Producing	3,019	1,709	35,073	332,756	169,445
Proved Undeveloped	12,006	706	42,058	861,893	443,105

Total Proved	27,272	3,504	163,186	2,103,751	1,266,950

Totals may not add because of rounding.

The oil reserves shown include crude oil and condensate.  Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons.  Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

The estimates shown herein are for proved reserves.  Estimates do not include probable or possible reserves that may exist for these properties, nor do they include any value for undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.  Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status.  The estimates of reserves and future revenue included herein have not been adjusted for risk.

Prices used in estimating future net revenues are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period July 2012 through June 2013.  For oil and NGL volumes, the average Energy Intelligence Group, Inc. Oil Daily West Texas Intermediate (Cushing) cash/spot price of $91.60 per barrel is adjusted by field for quality, transportation fees, and regional price differentials.  For gas volumes, the average Platts Gas Daily Henry Hub spot price of $3.448 per MMBTU is adjusted by field for energy content, transportation fees, and regional price differentials.  All prices are held constant throughout the lives of the properties.

Operating costs used in estimating future net revenues are based on historical operating expense records.  These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels.  Headquarters general and administrative overhead expenses are also included. Estimated future capital costs are based on authorizations for expenditure and actual costs from recent activity.  Capital costs include future costs for development wells and production equipment, necessary workovers, and abandonment costs.  Abandonment costs are estimated for wells and production facilities, net of any salvage value.  Operating costs are held constant throughout the lives of the properties, and capital costs and abandonment costs are held constant to the date of expenditure.

The reserves shown in this report are estimates only and should not be construed as exact quantities.  Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves.  Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance.  In addition to the primary economic assumptions discussed herein, estimates are based on certain assumptions including, but not limited to, development of the properties consistently with current development plans, operation of the properties in a prudent manner, no new or additional governmental regulations or controls that would impact recovery of the reserves, and future production consistent with actual historical performance.  If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts.  Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing these estimates.

 Standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, analogy, and reservoir modeling, considered to be appropriate and necessary were used to establish the conclusions set forth herein.  As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data and all estimates included herein represent only the informed professional judgment of our management and engineering staff.